Exhibit 99.3

Imperial Capital

10100 Santa Monica Boulevard, Suite 2400     Los Angeles, California 90067     TEL 310 246 3700     800 929 2299     FAX 310 777 3000

October 10, 2019

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC, Canada V9X IJ2

We hereby consent to the use, in the Registration Statement on Form S-4 of Tilray, Inc. to which this consent is attached as an exhibit (the “Registration Statement”), and in the proxy statement/prospectus/information statement of Tilray, Inc. and Privateer Holdings, Inc., which is part of the Registration Statement, of our opinion dated September 9, 2019 enclosed as Annex C to such proxy statement/prospectus/information statement, and to the description of such opinion and to the references to our name contained therein.

In giving the foregoing consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Robert Warshauer

Imperial Capital, LLC

Imperial Capital , LLC